                          CERTIFICATE OF INCORPORATION

                                       OF

                              GUITAR CENTER, INC.


         The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware, certifies as follows:

                                   ARTICLE I

         The name of this corporation is GUITAR CENTER, INC. (the
"Corporation").

                                   ARTICLE II

         The registered office of the Corporation in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle 19805. The name of the registered agent of the Corporation at that address is Corporation Service Company.

                                   ARTICLE III

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         This corporation is authorized to issue two classes of stock designated, respectively, Common Stock and Preferred Stock. The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is twenty million (20,000,000 shares), of which ten million (10,000,000) shall be Common Stock, $.01 par value (the "Common Stock"), and of which ten million (10,000,000) shall be Preferred Stock, par value $.01 per share (the "Preferred Stock"). The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock shares and to fix, alter or reduce (but not below the number then outstanding) the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series. In addition to the foregoing right of the Board of Directors, the Corporation hereby designates the following classes of Preferred Stock:




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

         A.  14% Senior Preferred Stock

              1. NUMBER AND DESIGNATION. 4,250,000 shares of the Preferred Stock of the Corporation shall be designated as 14% Senior Preferred Stock, par value $.01 (the "SENIOR PREFERRED STOCK").

              2. RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of common stock of the Corporation, including the Corporation's Common Stock and each other class of capital stock of the Corporation, the terms of which provide that such class shall rank junior to the Senior Preferred Stock (including, without limitation, the Corporation's 8% Junior Preferred Stock, par value $.01 (the "JUNIOR PREFERRED STOCK")) or the terms of which do not specify any rank relative to the Senior Preferred Stock. All equity securities of the Corporation to which the Senior Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock and Junior Preferred Stock, are collectively referred to herein as the "JUNIOR SECURITIES." All equity securities of the Corporation with which the
 Senior Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively
referred to herein as the "SENIOR PREFERRED PARITY SECURITIES."   The
respective definitions of Junior Securities and Senior Preferred Parity Securities shall also include any rights or options exercisable for, or securities convertible into or exchangeable for, any of the Junior Securities and Senior Preferred Parity Securities, as the case may be. The Senior Preferred Stock shall be subject to the creation of Junior Securities and as provided in Section 3(b) hereof, any Additional Shares of Senior Preferred Stock.
              3. DIVIDENDS. (a) (i) The holders of shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections 3(a)(ii) and (iii) hereof) at the rate of 14% per annum (computed on the basis of a 360 day year of twelve 30-day months) (the "SENIOR PREFERRED DIVIDEND RATE") on the Senior Preferred Liquidation Value of each share of Senior Preferred Stock on and as of the most recent Senior Preferred Dividend Payment Date (as defined below). Such dividends shall be payable in the manner set forth below in Sections 3(a)(ii) to this Subpart A and (iii) quarterly on March 15, June 15, September 15, and December 15 of each year (unless such day is not a Business Day, in which event on the next succeeding business day) (each of such dates being a "SENIOR PREFERRED DIVIDEND PAYMENT DATE" and each such quarterly period being a "SENIOR PREFERRED DIVIDEND PERIOD"). Such dividends shall be cumulative from the date of issue, whether or not in any Senior Preferred Dividend Period or Periods there shall be profits, surplus or other funds of the Corporation legally available for the payment of such dividends. "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which the New York Stock Exchange is closed.

              (ii) On or prior to June 15, 2002 or, if not a Business Day, the next succeeding Business Day (the "SENIOR PREFERRED CASH PAY DATE"), dividends shall not




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

be payable in cash to holders of shares of Senior Preferred Stock but shall, subject to Section 3(b) of Subpart A hereof, whether or not declared, accrete to the Senior Preferred Liquidation Value in accordance with Section 4(a) of Subpart A hereof. For the avoidance of doubt, whenever this Certificate refers to "accrued and unpaid dividends", it shall be deemed not to include dividends that have been previously accreted to the Senior Preferred Liquidation Value of a share of Senior Preferred Stock pursuant to this Section 3(a)(ii) of Subpart A.

              (iii) Following the Senior Preferred Cash Pay Date, each such dividend shall be payable in cash on the Senior Preferred Liquidation Value per share of the Senior Preferred Stock, in equal quarterly amounts, to the holders of record of shares of the Senior Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Senior Preferred Dividend Periods may be declared and paid at any time, without reference to any Senior Preferred Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

              (b) At the written request of the holders of a majority of the issued and outstanding shares of Senior Preferred Stock, the Corporation shall, commencing on the first Senior Preferred Dividend Payment Date after such request and ending on the Senior Preferred Cash Pay Date, be required to pay all dividends on shares of Senior Preferred Stock by the issuance of additional shares of Senior Preferred Stock ("ADDITIONAL SHARES"). The Additional Shares shall be identical to all other shares of Senior Preferred Stock, except as set forth in Section 4 of Subpart A hereof. For the purposes of determining the number of Additional Shares to be issued as dividends pursuant to this Paragraph (b), such Additional Shares shall be valued at their Applicable Senior Preferred Liquidation Value as provided in
Section 4(c) of Subpart A hereof.

              (c) Holders of shares of Senior Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Senior Preferred Stock. Except as provided in this Section 3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Senior Preferred Stock that may be in arrears.

              (d) So long as any shares of the Senior Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment or other distribution declared or made upon Senior Preferred Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Senior Preferred Stock for all dividend periods terminating on or prior to the date of payment of the dividend on such class or series of Senior Preferred Parity Securities. When dividends are not paid in full, or a sum sufficient




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

for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Senior Preferred Stock and all dividends declared upon any other class or series of Senior Preferred Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Senior Preferred Stock and accumulated and unpaid on such Senior Preferred Parity Securities. In no event will cash dividends be paid on Senior Preferred Parity Securities when dividends are not payable in cash on the Senior Preferred Stock. In addition, so long as any shares of the Senior Preferred Stock are outstanding, no Senior
Preferred Parity Securities shall be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the purchase or redemption of any shares of any such stock) by the Corporation, directly or indirectly, except as described in the next succeeding sentence, unless the Senior Preferred
Stock has been redeemed, purchased, or otherwise acquired (or money paid to or made available for a sinking fund for such redemption, purchase or acquisition) contemporaneously or a sum sufficient for the redemption, purchase or acquisition thereof set apart for such redemption, purchase or acquisition of the Senior Preferred Stock. When the shares of Senior Preferred Stock are not redeemed, purchased, or otherwise acquired in full or a sum sufficient for such redemption, purchase or acquisition is not set apart, as aforesaid, all redemptions, purchases or acquisitions of shares of the Senior Preferred Stock and all redemptions, purchases or acquisitions of any other class or series of Senior Preferred Parity Securities shall be effected, ratably in accordance with the respective amounts that would be payable on such shares of Senior Preferred Stock and any such Senior Preferred Parity Securities if all amounts payable thereon were paid in full.

              (e) So long as any shares of the Senior Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Junior Preferred Stock held by Management Stockholders or their respective Permitted Transferees (as such terms are defined in the Stockholders Agreement) in an amount sufficient to pay taxes owed by such persons (as set forth in a certificate of the Corporation's chief financial officer providing such calculation in reasonable detail) as a result of the grant and issuance of such Junior Preferred Stock to Management Stockholders or the lapsing of the substantial risk of forfeiture imposed upon such shares by the Restricted Stock Agreements (as defined in the Stockholders Agreement); PROVIDED that the aggregate amount of all such redemptions, purchases or other acquisitions shall not exceed the net proceeds received by the Corporation from the sale of its Common Stock in an Initial Public Offering) (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities) by the Corporation, directly or indirectly (except by conversion into, or exchange for, Junior Securities).

              4. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation
(whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Senior Preferred Stock shall be entitled to receive an amount equal to the Senior Preferred Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "SENIOR PREFERRED LIQUIDATION VALUE" on any date means, with respect to (x) any share of Senior Preferred Stock, other than any Additional Shares, the sum of (1) $25.00 and (2) the aggregate of all dividends accreted on such share pursuant to Section 3(a)(ii) of Subpart A hereof (whether or not declared) until the most recent Senior Preferred Dividend Payment Date upon which an accretion to Senior Preferred Liquidation Value has occurred (or if such date is a Senior Preferred Dividend Payment
Date upon which an accretion to Senior Preferred Liquidation Value has occurred, such date, but in no event beyond the Senior Preferred Cash Pay
Date), PROVIDED that in the event of an actual liquidation, dissolution or winding up of the Corporation the amount referred to in (2) shall be calculated by including dividends accreting to the actual date of such liquidation, dissolution or winding up, rather than the Senior Preferred Dividend Payment Date referred to above and PROVIDED FURTHER that in no event will dividends accrete beyond the earlier of (i) the Senior Preferred Cash
Pay Date and (ii) the most recent Senior Preferred Dividend Payment Date prior to the Senior Preferred Dividend Payment Date on which dividends on the Senior Preferred Stock are payable in Additional Shares and (y) any
Additional Share, the Senior Preferred Applicable Liquidation Value (as hereinafter defined). All accretions to Senior Preferred Liquidation Value will be calculated using compounding on a quarterly basis as of each Senior Preferred Dividend Payment Date (whether or not declared). Except as provided in the preceding sentences, holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Senior Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Senior Preferred Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Senior Preferred Stock and any such other Senior
Preferred Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Senior Preferred Stock and any such Senior Preferred Parity Securities if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

              (b) Subject to the rights of the holders of any Senior Preferred Parity Securities, after payment shall have been made in full to the holders of the Senior Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Senior Preferred Stock shall not be entitled to share therein.

              (c) The "SENIOR PREFERRED APPLICABLE LIQUIDATION VALUE" of any Additional Share shall be the Senior Preferred Liquidation Value of a share of Senior Preferred Stock outstanding immediately prior to the first Senior Preferred Dividend Payment Date occurring after a request for payment in Additional Shares has been made in accordance with Section 3(b) of Subpart A hereof (it being understood that it is the intent that all outstanding shares of Senior Preferred Stock, including Additional Shares, shall have the same Senior Preferred Liquidation value).

              5. REDEMPTION. (a) REDEMPTION UPON CONSUMMATION OF INITIAL PUBLIC OFFERING. The Corporation may, at its option, to the extent it shall have funds legally available for such payment, redeem, at any time and from time to time prior to June 15, 1999, in whole or in part, shares of Senior Preferred Stock, at a redemption price per share equal to 103% of the Senior Preferred Liquidation Value if such redemption shall occur before June 15, 1997, or 106% of the Senior Preferred Liquidation Value if such redemption shall occur on or after June 15, 1997, to and including June 15, 1999, in cash, plus accrued and unpaid cash dividends on such share to the date fixed for redemption, without interest, PROVIDED that the Corporation shall not redeem any shares of Senior Preferred Stock pursuant to this Section 5(a) unless (i) prior to such redemption an Initial Public Offering shall have been consummated and (ii) the aggregate redemption price of the shares of Senior Preferred Stock redeemed pursuant to this Section 5(a) does not exceed the net proceeds received by the issuer in such Initial Public Offering.

              "INITIAL PUBLIC OFFERING" shall have the meaning ascribed to such term in the Registration Agreement and shall, in addition, for the purposes of Section 5(a) of Subpart A hereof, include any sale after the issuance of the Senior Preferred Stock of any equity securities by any affiliate of the Corporation, the net proceeds of which are contributed or loaned to the Corporation in such a manner that such proceeds may lawfully be used for the redemption of the Senior Preferred Stock.

              "REGISTRATION AGREEMENT" means the Registration Agreement among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., and DLJ Merchant Banking Funding, Inc. (collectively, the "DLJ ENTITIES"), and Guitar Center Management Company, Inc. as in effect on the date the shares of Senior Preferred Stock are first issued.

              "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement among the Guitar Center Management Company, Inc., the DLJ Entities, and the other securityholders of the Guitar Center Management Company, Inc. party thereto as in effect on the date the shares of Senior Preferred Stock are first issued.

              (b) REDEMPTION AT THE OPTION OF THE CORPORATION. On and after June 15, 1999, to the extent the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem shares of Senior Preferred Stock, at any time in whole, or from time to time in part, at redemption prices per share in cash set forth in the table below, together with accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest:

        Year Beginning                         Percentage of [Senior
           June 15,                          Preferred] Liquidation Value
           -------                           ----------------------------


           1999                                        110%
           2000                                        108
           2001                                        106
           2002                                        104
           2003                                        102
           2004 and thereafter                         100


              (c) REDEMPTION IN THE EVENT OF A CHANGE OF CONTROL. In the event of a Change of Control, the Corporation shall within 5 days following a Change of Control, to the extent it shall have funds legally available for such payment, offer to redeem all of the shares of Senior Preferred Stock then outstanding, and shall redeem the shares of Senior Preferred Stock of any holder of such shares that shall consent to such redemption upon a date no earlier than 35 days and no later than 45 days following the Change of Control, at a redemption price per share equal to 101% of the Senior Preferred Liquidation Value, in cash, plus accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

              "CHANGE OF CONTROL" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group comprised solely of the Senior Preferred Initial Investors, has become the beneficial owner, by way of purchase, merger, consolidation or otherwise, of 35% or more of the voting power of all classes of voting securities of the Corporation and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Corporation than that then held by the Senior Preferred Initial Investors; or (b) a sale or transfer of all or substantially all of the assets of the Corporation to any person or group (other than any group consisting solely of the Senior Preferred Initial Investors) has been consummated; or (c) during any period of two consecutive years occurring after an Initial Public Offering, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation, as the case may be, then in office, other than as a result of election and removal of directors pursuant to the provisions of this Certificate of Incorporation, the Bridge Loan Agreement or the Stockholders Agreement governing the election and removal of directors.




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              "SENIOR PREFERRED INITIAL INVESTORS" means (x) Chase Venture
Capital Associates, L.P., CB Capital Investors, Inc., Weston Presidio Capital II, L.P., Wells Fargo Small Business Investment Company, Inc. (collectively, the "SENIOR PREFERRED INVESTORS") and the other securityholders of the Corporation party to the Stockholders Agreement on the date the shares of Senior Preferred Stock are first issued, (y) as to any Stockholder (as defined in the Stockholders Agreement) that is an individual, any Permitted Transferee thereof described in clause (i) or (iii) of the definition of Permitted Transferee contained in the Stockholders Agreement and (z) any Person (as defined in the Stockholders Agreement) controlled by or under common control with any of the Senior Preferred Investors but not Persons controlling any of the Senior Preferred Investors, other than those Persons controlling the Senior Preferred Investors as of the date the shares of Senior Preferred Stock are first issued. For purposes of the foregoing, "controlling, controlled by or under common control with" as applied any Person, means the ability, through the ownership of voting securities, to control the management and policies of such Person.

              "BRIDGE LOAN AGREEMENT" means the Bridge Financing Agreement among Guitar Center Management, Inc., GCMC Funding, Inc. and Chemical Bank as well as any notes issued thereunder and all other documents executed and delivered in connection therewith, in each case, as in effect on the date the shares of Senior Preferred Stock are first issued.

              (d) SENIOR PREFERRED MANDATORY REDEMPTION. To the extent the Corporation shall have funds legally available for such payment, on June 15, 2008, if any shares of the Senior Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Senior Preferred Stock, at a redemption price equal to the aggregate Senior Preferred Liquidation Value, in cash, together with any accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

              (e) STATUS OF REDEEMED SHARES. Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; PROVIDED that no such issued and reacquired shares of Senior Preferred Stock shall be reissued or sold as Senior Preferred Stock, except as provided in Section 3(b) of Subpart A hereof.

              (f) FAILURE TO REDEEM. If the Corporation is unable or shall fail to discharge its obligation to redeem all offered shares of Senior Preferred Stock pursuant to paragraph (5)(c) of Subpart A hereof or all shares of Senior Preferred Stock pursuant to paragraph 5(d) of Subpart A hereof (each, a "SENIOR PREFERRED MANDATORY REDEMPTION OBLIGATION"), such Senior Preferred Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Senior Preferred Mandatory Redemption Obligation. If and so long as any Senior Preferred Mandatory Redemption Obligation with respect to the Senior Preferred Stock shall not be fully discharged, the

Corporation shall not directly or indirectly, redeem, purchase, or otherwise acquire any Senior Preferred Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Senior Preferred Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Senior Preferred Stock).

              (g) FAILURE TO PAY DIVIDENDS. Notwithstanding the foregoing provisions of this Section 5, unless full cumulative accrued cash dividends payable pursuant to Section 3(a)(iii) of Subpart A hereof (whether or not declared) on all outstanding shares of Senior Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all Senior Preferred Dividend Periods ending on or prior to the applicable redemption date, none of the shares of Senior Preferred Stock shall be redeemed, purchased or otherwise acquired and no sum shall be set aside for such redemption, purchase or other acquisition.

              (h) OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not directly or indirectly redeem or otherwise acquire any Senior Preferred Stock, except as expressly authorized herein or, subject to the provisions of
Section 5(g) of Subpart A hereof, pursuant to a purchase offer made pro-rata to all holders of Senior Preferred Stock on the basis of the number of whole shares of such Senior Preferred Stock owned by each such holder.

              6. PROCEDURE FOR REDEMPTION. (a) In the event that fewer than all the outstanding shares of Senior Preferred Stock are to be redeemed pursuant to Sections 5(a) or (b) of Subpart A hereof, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected PRO RATA (with any fractional shares being rounded to the nearest whole share) according to the number of whole shares held by each holder of the Senior Preferred Stock.

              (b) In the event the Corporation shall redeem shares of Senior Preferred Stock pursuant to Sections 5(a), (b) or (d) of Subpart A hereof, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation;
PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue or accrete, as the case may be, on such redemption date.

              (c)  In the case of any redemption pursuant to Sections 5(a),
(b) or (d) of Subpart A hereof, notice having been mailed as provided in
Section 6(b) of Subpart A hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Senior Preferred Stock so called for redemption shall cease to accrete or accrue, as the case may be, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

              (d) In the case of a redemption pursuant to Section 5(c) of Subpart A hereof, notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 5 days following the occurrence of the Change of Control, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the redemption date; (iii) the redemption price;
(iv) that such holder may elect to cause the Corporation to redeem all or any of the shares of Senior Preferred Stock held by such holder; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem will cease to accrue on such redemption date.

              Upon receipt of such notice, the holder shall, within 20 days of receipt thereof, return such notice to the Corporation indicating the number of shares of Senior Preferred Stock such holder shall elect to cause the Corporation to redeem, if any.

              (e) In the case of a redemption pursuant to Section 5(c) of Subpart A hereof, notice having been mailed as provided in Section 6(d) of Subpart A hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Senior Preferred Stock as the holder elects to cause the Corporation to redeem shall cease to accrete or accrue, as the case may be, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

              7. VOTING RIGHTS. (A) The holders of record of shares of Senior Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 7 or as otherwise provided by law.

              (b) If and whenever (i) six quarterly cash dividends payable on the Senior Preferred Stock after the Senior Preferred Cash Pay Date have not been paid in full, (ii) for any reason (including the reason that funds are not legally available for a redemption), the Corporation shall have failed to discharge any Senior Preferred Mandatory Redemption Obligation (including a Redemption in the Event of a Change of Control pursuant to Section 5(c) of Subpart A hereof), or (iii) the Corporation shall have failed to provide the notice required by Section 6(d) of Subpart A hereof within the time period specified in such Section (each of the foregoing, a "VOTING TRIGGER"), the holders of shares of Senior Preferred Stock, together with the holders of shares of every other series of preferred stock of the Corporation upon which like rights to vote for the election of two additional directors have been conferred and are exercisable (resulting from either the failure to pay dividends or the failure to redeem)(any such other series is referred to collectively as the "PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Senior Preferred Stock and the Preferred Shares called as hereinafter provided. Whenever (i) all arrears in cash dividends on the Senior Preferred Stock and the Preferred Shares then outstanding shall have been paid and cash dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, (ii) the Corporation shall have fulfilled its Senior Preferred Mandatory Redemption Obligation, or (iii) fulfilled its obligation to provide notice as specified in clause (b)(iii) of the preceding sentence, as the case may be, then the right of the holders of the Senior Preferred Stock and the Preferred Shares to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of the occurrence of any similar future Voting Trigger) and the terms of office of all persons elected as directors by the holders of the Senior Preferred Stock and the Preferred
Shares shall automatically terminate and the number of the Board of Directors shall automatically be reduced accordingly, in each case without any further action by the Corporation or any other Person. At any time after such voting power shall have been so vested in the holders of shares of Senior Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Senior Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Senior Preferred Stock and of the Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Senior Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Senior
Preferred Stock and the Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director, if any, elected by the holders of the Senior Preferred Stock and the Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above. In the event that such voting power shall have been so vested in the holders of the shares of the Senior Preferred Stock, the Board of Directors of the Corporation shall be increased by two directors to be so elected by the holders of the shares of Senior Preferred Stock and Preferred Shares, unless the authorized number of directors of the Corporation would then be increased beyond the then maximum authorized number thereof, in which event, the number of directors to be elected by the holders of Common Stock shall immediately be decreased by two, two directors shall then resign from the Board of Directors and the holders of the shares of Senior Preferred Stock and Preferred Shares shall be entitled to elect two directors in their place pursuant to the provisions set forth above.

              (c) Without the written consent of holders of at least 60% of the outstanding shares of Senior Preferred Stock or the vote of holders of at least 60% of the outstanding shares of Senior Preferred Stock at a meeting of the holders of Senior Preferred Stock called for such purpose, in each case voting as a separate class, the Corporation will not (i) liquidate, dissolve, wind-up or otherwise discontinue the business of the Corporation unless, if redemption is then permitted under Section 5(b) of Subpart A hereof, immediately prior thereto the Corporation redeems all outstanding shares of Senior Preferred Stock pursuant to Section 5(b) of Subpart A hereof; (ii) amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock (PROVIDED that any such amendment that changes the dividend payable on, or the Senior Preferred Liquidation Value
(or method of calculation thereof) of, the Senior Preferred Stock or the provisions of Section 5 or 6 of Subpart A hereof shall require the affirmative vote of holders of all outstanding shares of Senior Preferred
Stock at a meeting of holders of Senior Preferred Stock called for such purpose or written consent of the holders of all outstanding shares of Senior Preferred Stock); (iii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Senior Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise (other than Additional Shares issued in accordance with Section 3(b)) of Subpart A hereof or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares or alter, amend or repeal any of the terms of any of the foregoing, except that the Corporation may, without such approval, create authorize and issue such prior or parity securities for the purpose of utilizing the proceeds from the issuance of such securities for the redemption or repurchase of all shares of Senior Preferred Stock in accordance with the terms hereof; or (iv) merge, consolidate, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets, property or business of the Corporation in one or more related transactions unless (x) if redemption is then permitted under Section 5(b) of Subpart A hereof, immediately prior thereto the Corporation redeems all outstanding shares of Senior Preferred Stock pursuant to Section 5(b) of Subpart A hereof or (y) (A) the company surviving such merger or consolidation or to which such assets, property or business are sold, assigned, transferred, leased, conveyed or otherwise disposed of (the "SUCCESSOR COMPANY") is a corporation organized under the laws of a state of the United States or the District of Columbia; (B) the Senior Preferred Stock shall be converted into, or exchanged for, and shall become shares of the Successor Company having substantially the same powers, preferences, and relative privileges, rights and qualifications that the Senior Preferred Stock had immediately prior to such transaction; and (C) the Successor Company has a pro forma Consolidated Net Worth (immediately following any such transaction but prior to any purchase price accounting adjustments resulting from the transaction) at least equal to that of the Corporation immediately prior to such transaction.

              "CONSOLIDATED NET WORTH" means at any date and with respect to any Person, the consolidated stockholders' equity of such Person and its consolidated subsidiaries in accordance with generally accepted accounting principles.

              (d) In exercising the voting rights set forth in this Section 7 , each share of Senior Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Senior Preferred Stock as a single class on any matter, then the Senior Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of Senior Preferred Liquidation Value or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Senior Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

              8. TRANSACTIONS WITH AFFILIATES. The Corporation will not, and will not permit any of its subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or any series of related transactions or agreement relating thereto (including, without limitation, the purchase, sale, lease or exchange of any property or assets, the rendering of any service or the making of any investments, loans or advances) with or for the benefit of any holder (or any Affiliate of such holder) of 5% or more of any class of capital stock of the Corporation (any such Person, a "5% Holder") or with or for the benefit of an Affiliate of the Corporation (each, an "AFFILIATE TRANSACTION"), except for transactions which are conducted in good faith upon fair and reasonable terms no less favorable to the Corporation or such subsidiary than could be obtained at the time of such transaction in a comparable arms-length transaction with a Person that is not such a holder or an Affiliate. Any Affiliate Transaction or series of related transactions where the amount (whether in cash or other property) paid to, or received by, the Affiliate or 5% Holder is in excess of $1 million must be approved by the Board of Directors, including a majority of the disinterested Directors, as a condition to entering into such transaction.
In addition, in connection with any Affiliate Transaction or series of related transactions where the amount paid to, or received by, the Affiliate or 5% Holder is in excess of $5 million, the Corporation must obtain, as a condition to entering into such transaction, a written opinion from a nationally recognized investment banking firm, stating that such transaction is fair to the Corporation or such subsidiary from a financial point of view.

              The foregoing limitation does not limit, and shall not apply to
(i) compensation paid to officers and directors of the Corporation pursuant to the Ancillary Documents (as such term is defined in the Transaction Agreement) as in effect on the date the shares of Senior Preferred Stock are first issued, (ii) any loans or advances by the Corporation to employees of the Corporation or a subsidiary in the ordinary course of business and in furtherance of the Corporation's business, in an aggregate amount not to exceed $1 million at any one time outstanding, (iii) transactions expressly contemplated by the Transaction Documents (including, without limitation, the repurchase of shares of Junior Preferred Stock and Common Stock held by employees), (iv) transactions with employees of the Corporation (including but not limited to compensation arrangements or loans and advances not referred to in clause (i) or (ii)) that have been approved by the Board of Directors, including a majority of the Disinterested Directors, as being in the best interests of the Corporation, (v) transactions between or among the Corporation and one or more of its subsidiaries and transactions between or among one or more of such subsidiaries, in each case, which do not involve any other Affiliate or 5% Holder, (vi) leases of real property between the Corporation and Affiliates of Mr. Raymond Scherr in the form in which they are in effect on the date the shares of Senior Preferred Stock are first issued, (vii) customary indemnification agreements (including the Indemnification Agreements entered into in connection with the closing under the Transaction Documents) for promoters, officers, directors, controlling Persons and other fiduciaries (including indemnification for securities law issues) or (viii) the payment of reasonable directors fees to Persons who are not Affiliates of the Senior Preferred Investors.

              For purposes of this Section 8, "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The officers and directors of the Corporation and Mr. Raymond Scherr will be deemed to be Affiliates of the Corporation.

              "TRANSACTION AGREEMENT" means the Agreement dated May 1, 1996 by and among Guitar Center Management Company, Inc., Chase Venture Capital Associates, L.P. (who subsequently assigned its rights to CB Capital Investors, Inc.), Weston Presidio Capital II, L.P., Wells Fargo Small Business
Investment Company, Inc.

and each of the stockholders and/or holders of options set forth on the signature pages thereof in the form executed on May 1, 1996.

              "TRANSACTION DOCUMENTS" means the Transaction Agreement, the Bridge Loan Agreement, the Stockholders Agreement, the Securities Purchase Agreement among the DLJ Entities and Guitar Center Management Company, Inc., the Registration Agreement, the Registration Rights Agreement (as defined in the Stockholders Agreement), the Tax Indemnification Agreement dated as of May 1, 1996, by and among the Investors, Raymond Scherr and other securityholders of the Corporation party thereto, the Restricted Stock Agreements and the Ancillary Documents (as defined in the Transaction Agreement), in each case as such documents are in effect on the date the shares of Senior Preferred Stock are first issued.

              9. REPORTS. So long as any of the Senior Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

              10. GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

              (b) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

              (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Subpart A of Article IV, Certificate of Incorporation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

              (d) Each holder of Senior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements, including but not limited to the Bridge Loan Agreement and Credit Agreement, in each case as amended, modified or restated from time to time.

              "CREDIT AGREEMENT" means the Credit Agreement between Guitar Center Management Company, Inc. and Wells Fargo Bank, N.A. dated June 6, 1996.

         B.  8% Junior Preferred Stock

              1. NUMBER AND DESIGNATION. 1,500,000 shares of the Preferred Stock of the Corporation shall be designated as 8% Junior Preferred Stock, par value $.01 (the "Junior Preferred Stock").

              2. RANK. The Junior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of common stock of the Corporation, including the Corporation's Common Stock and each other class of capital stock of the Corporation, the terms of which provide that such class shall rank junior to the Junior Preferred Stock or the terms of which do not specify any rank relative to the Junior Preferred Stock. All equity securities of the Corporation to which the Junior Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "JUNIOR SECURITIES." All equity securities of the Corporation with which the Junior Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the "JUNIOR PREFERRED PARITY SECURITIES." All equity securities of the Corporation to which the Junior Preferred Stock are expressly ranked junior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Corporation's 14% Senior Preferred Stock, par value $.01 (the "SENIOR PREFERRED STOCK") are collectively referred to herein as the "SENIOR SECURITIES". The respective definitions of Junior Securities and Junior Preferred Parity Securities shall also include any rights or options exercisable for, or securities convertible into or exchangeable for, any of the Junior Securities and Junior Preferred Parity Securities, as the case may be.

              3.  DIVIDENDS.

              (a) (i) GENERAL OBLIGATION. Shares of Junior Preferred Stock shall rank junior to shares of Senior Preferred Stock as to dividends. When, as and if declared by the Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware and the terms of the Senior Preferred Stock, the Corporation shall pay preferential dividends to the holders of the Junior Preferred Stock as provided in this Section 3. Except as otherwise provided herein, dividends on each share of the Junior Preferred Stock (a "Share") shall accrue on a daily basis at the rate of 8% per annum (computed on the basis of a 360 day year of twelve 30-day months) of the sum of the Junior Preferred Liquidation Value thereof plus all Accumulated and Unpaid Junior Preferred Dividends thereon (as defined herein), from and including the date of issuance of such Share to and including the date on which the Junior Preferred Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid. As used herein, the "JUNIOR PREFERRED LIQUIDATION VALUE" of each Share shall be $100.00.
Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

              (ii) JUNIOR PREFERRED DIVIDEND PAYMENT DATES. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1996 (each of such dates being a "JUNIOR PREFERRED
DIVIDEND PAYMENT DATE" and each period between the date of issuance and the next Junior Preferred Dividend Payment Date or between successive Junior Preferred Dividend Payment Dates being a "JUNIOR PREFERRED DIVIDEND PERIOD"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Junior
Preferred Dividend Payment Date) ending upon each such Junior Preferred Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid. Such accumulated dividends, until paid, are referred to herein as "ACCUMULATED AND UNPAID JUNIOR
PREFERRED DIVIDENDS."

              (b) DISTRIBUTION OF JUNIOR PREFERRED PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Junior Preferred Stock, such payment shall be distributed ratably among the holders of such class based upon the aggregate accrued but unpaid dividends on the Shares of such class held by each such holder.

              (c) Holders of shares of Junior Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Junior Preferred Stock. Except as provided in this Section 3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Junior Preferred Stock that may be in arrears.

              (d) So long as any shares of the Junior Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment, or other distribution declared or made, upon Junior Preferred Parity Securities, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Junior Preferred Stock for all Junior Preferred Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Junior Preferred Parity Securities. When dividends are not paid in full, or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Junior Preferred Stock and all dividends declared upon any other class or series of Junior Preferred Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Junior Preferred Stock and accumulated and unpaid on such Junior Preferred Parity Securities. In no event will cash dividends be paid on Junior Preferred
Parity Securities when dividends are not payable in cash on the Junior Preferred Stock. In addition, so long as any shares of the Junior Preferred Stock are outstanding, no Junior Preferred Parity Securities shall be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the purchase or redemption of any shares of any such stock) by the Corporation, directly or indirectly, except as described in the next succeeding sentence, unless the Junior Preferred
Stock has been redeemed, purchased, or otherwise acquired (or money paid to or made available for a sinking fund for such redemption, purchase or acquisition) contemporaneously or a sufficient amount for the redemption, purchase or acquisition thereof set apart for such redemption, purchase or acquisition of the Junior Preferred Stock. When the shares of Junior
Preferred Stock are not redeemed, purchased, or otherwise acquired in full or a sum sufficient for such redemption, purchase or acquisition is not set apart, as aforesaid, all redemptions, purchases or acquisitions of shares of the Junior Preferred Stock and all redemptions, purchases or acquisitions of any other class or series of Junior Preferred Parity Securities shall be effected, ratably in accordance with the respective amounts that would be payable on such shares of Junior Preferred Stock and any such Junior
Preferred Parity Securities if all amounts payable thereon were paid in full.

              (e) So long as any shares of the Junior Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the purchase or redemption of any shares of any Junior Securities) by the Corporation, directly or indirectly (except by conversion into, or exchange for, Junior Securities).

              (f) Notwithstanding the provisions of Sections 3(d) and 3(e) above of this Subpart B, the Corporation may purchase shares of Junior Preferred Stock and may purchase any Junior Preferred Parity Securities or Junior Securities in the manners and instances contemplated by the Stockholders Agreement (as defined herein) or the Restricted Stock Agreements (including any redemption of Junior Preferred Stock to provide Management Stockholders (as defined in the Stockholders Agreement) with sufficient funds to pay taxes as contemplated by the Restricted Stock Agreements), in each case, to the extent permitted under the General Corporation Law of the State of Delaware and the terms of the Senior Preferred Stock.

              "RESTRICTED STOCK AGREEMENTS" shall mean the several Restricted Stock Agreements, each between the Guitar Center Management Company, Inc. on the one hand and one of the Management Stockholders acquiring Junior Preferred Stock pursuant to the Transaction Agreement on the other hand.

              "Stockholders Agreement" means the Stockholders Agreement among the Guitar Center Management Company, Inc. and the other stockholders of the Guitar Center Management Company, Inc. party thereto as in effect on the date the shares of Junior Preferred Stock are first issued.

              "Transaction Agreement" means the Agreement dated May 1, 1996 by and among the Guitar Center Management Company, Inc., Chase Venture Capital Associates, L.P. (who subsequently assigned its rights to CB Capital Investors, Inc.), Weston Presidio Capital II, L.P., Wells Fargo Small Business
Investment Company, Inc. and each of the stockholders and/or holders of options set forth on the signature pages thereof in the form executed on May 1, 1996.

              4.  JUNIOR PREFERRED LIQUIDATION PREFERENCE.

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, but after payment in full to holders of Senior Securities of all amounts due thereunder, the holders of the shares of Junior Preferred Stock shall be entitled to receive an amount equal to the Junior Preferred Liquidation Value of such share plus any accrued and unpaid cash dividends from the most recent Junior Preferred Dividend Payment Date to the date of distribution. Except as provided in the preceding sentence, holders of shares of Junior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof distributable among the holders of the shares of Junior Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Junior
Preferred Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Junior Preferred Stock and any such other Junior Preferred Parity Securities ratably in accordance with the respective amounts per share that would be payable on such shares of Junior Preferred Stock and any such Junior Preferred Parity Securities if all amounts payable thereon were paid in full. For the purposes of this Section
(4), (i) a consolidation or merger of the Corporation with one or more Corporations, or (ii) a sale or Transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

              (b) Subject to the rights of the holders of any Junior Preferred Parity Securities, after payment shall have been made in full to the holders of the Junior Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Junior Preferred Stock shall not be entitled to share therein.

              5.  REDEMPTION.

              (a) REDEMPTION AT THE OPTION OF THE CORPORATION. Subject to the rights and restrictions contained in Senior Securities, the Corporation may at any time, or from time to time, at its option, to the extent it shall have funds legally available for such payment, redeem, in whole or in part, shares of Junior Preferred Stock, at a redemption price per share equal to 100% of the Junior Preferred Liquidation Value, plus accrued and unpaid cash dividends on such share to the date fixed for redemption, without interest.

              (b) REDEMPTION UPON CONSUMMATION OF INITIAL PUBLIC OFFERING. Subject to the rights and restrictions contained in Senior Securities, upon the consummation of an Initial Public Offering resulting in a Market Capitalization of the Corporation of more than $500,000,000, each holder of Junior Preferred Stock shall, to the extent the Corporation shall have funds legally available for such payments, have the right to cause the Corporation to redeem such holder's shares of Junior Preferred Stock, at a redemption price per share equal to 100% of the Junior Preferred Liquidation Value, plus accrued and unpaid cash dividends on such share to the date fixed for redemption, without interest; provided, however: (i) if the Initial Public Offering results in a Market Capitalization of the Corporation of less than $750,000,000, the Corporation shall not redeem more than 25% of each holder's shares of Junior Preferred Stock; and (ii) if the Initial Public Offering results in a Market Capitalization of the Corporation of less than $1,000,000, 000 but more than or equal to $750,000,000, the Corporation shall not redeem more than 50% of each holder's shares of Junior Preferred Stock. Any redemption pursuant to this Section 5(b) of Subpart B hereof shall occur on a date specified by the Corporation, which date shall be no earlier than 35 days and no later than 45 days following the Initial Public Offering.

              "INITIAL PUBLIC OFFERING" shall have the meaning ascribed to such term in the Stockholders Agreement.

              "MARKET CAPITALIZATION" shall equal the product of (x) the number of Fully-diluted Common Shares (as defined in the Stockholders Agreement) other than shares not designated as Shares Available for Award (as defined in the Guitar Center Management, Inc.'s 1996 Performance Stock Option
Plan) as of the date of the Initial Public Offering multiplied by (y) the gross proceeds per share of Common Stock sold in the Initial Public Offering (the "Price Per Share").

              (c) REDEMPTION IN THE EVENT OF A CHANGE OF CONTROL. Subject to the rights and restrictions contained in Senior Securities, in the event of a Change of Control, the Corporation shall, to the extent it shall have funds legally available for such payment, offer to redeem all of the shares of Junior Preferred Stock then outstanding, and shall redeem the shares of Junior Preferred Stock of any holder of such shares that shall consent to such redemption upon a date no earlier than 35 days and no later than 45 days following the Change of Control, at a redemption price per share equal to 100% of the Junior Preferred Liquidation Value, in cash, plus accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

              "Change of Control" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group comprised principally of the Junior Preferred Initial Investors, has become the beneficial owner, by way of purchase, merger, consolidation or otherwise, of 35% or more of the voting power of all classes of voting securities of the Corporation and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Corporation than that then held by the Junior Preferred Initial Investors; or (b) a sale or transfer of all or substantially all of the assets of the Corporation to any person or group (other than any group consisting principally of the Junior Preferred Initial Investors) has been consummated; or (c) during any period of two consecutive years occurring after an Initial Public Offering, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation, as the case may be, then in office, other than as a result of election and removal of directors pursuant to the provisions of the Senior Preferred Stock, the Bridge Loan Agreement or the Stockholders Agreement governing the election and removal of directors.

              "JUNIOR PREFERRED INITIAL INVESTORS" means (x) Chase Venture Capital Associates, L.P., CB Capital Investors, Inc., Weston Presidio Capital II, L.P., Wells Fargo Small Business Investment Company, Inc. (collectively, the "Junior Preferred Investors") and the other securityholders of the Corporation party to the Stockholder Agreement on June 5, 1996, (y) as to any Stockholder (as defined in the Stockholders Agreement) that is an individual, any Permitted Transferee thereof described in clause (i) or (iii) of the definition of Permitted Transferee contained in the Stockholders Agreement and (z) any Person (as defined in the Stockholders Agreement) controlled by or under common control with any of the Junior Preferred Investors but not Persons controlling any of the Junior Preferred Investors (other than those Persons controlling the Junior Preferred Initial Investors as of June 5, 1996. For purposes of the foregoing, "controlling, controlled by or under common control with" as applied to any Person, means the ability, through the ownership of voting securities, to control the management and policies of such Person.

              "Bridge Loan Agreement" means the Securities Purchase Agreement between Guitar Center Management Company, Inc. and GCMC Funding, Inc., as well as any notes issued thereunder and all other documents executed and delivered in connection therewith, in each case as in effect on June 5, 1996.

              (d) STATUS OF REDEEMED SHARES. Shares of Junior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Junior Preferred Stock shall be reissued or sold as Junior Preferred Stock, except upon exercise of the Warrants.

              "WARRANTS" means the Warrants to purchase shares of Junior Preferred Stock and Common Stock issued on June 5, 1996 and any additional Warrants issued, or increase in the number of shares of Junior Preferred Stock and Common Stock issuable upon exercise of the Warrants, in each case, pursuant to the anti-dilution provisions of the Warrants.

              (e) FAILURE TO REDEEM. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Junior Preferred Stock pursuant to paragraph (5)(b) or (5)(c) of Subpart B hereof (each, a "JUNIOR PREFERRED MANDATORY REDEMPTION OBLIGATION"), such Junior Preferred Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Junior Preferred Mandatory Redemption Obligation. If and so long as any Junior Preferred Mandatory Redemption Obligation with respect to the Junior Preferred Stock shall not be fully discharged, the Corporation shall not directly or indirectly, redeem, purchase, or otherwise acquire any Junior Preferred Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Preferred Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Junior Preferred Stock).

              (f) OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not redeem or otherwise acquire any Junior Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of Junior Preferred Stock on the basis of the number of whole shares of such Junior Preferred Stock owned by each such holder. The previous sentences notwithstanding, any such redemption is subject to the rights and restrictions contained in the Senior Securities.

              6.  PROCEDURE FOR REDEMPTION.

              (a) In the event that fewer than all the outstanding shares of Junior Preferred Stock are to be redeemed pursuant to Section 5(a) of Subpart B hereof, then shares shall be redeemed pro rata from each holder of Junior Preferred Stock (with any fractional shares being rounded to the nearest whole share) in proportion to the amounts that would be payable to such holders if all shares of Junior Preferred Stock were redeemed in full.

              (b) In the event the Corporation shall redeem shares of Junior Preferred Stock pursuant to Section 5(a) of Subpart B hereof, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 25 days nor more than 45 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Junior Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Junior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

              (c) In the case of any redemption pursuant to Section 5(a) of Subpart B hereof, notice having been mailed as provided in Section 6(b) of Subpart B hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Junior Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

              (d) In the case of a redemption pursuant to Sections 5(b) or 5(c) of Subpart B hereof, notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 5 days following the occurrence of the Initial Public Offering or Change of Control, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Junior Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective.
Each such notice shall state: (i) that an Initial Public Offering or Change of Control has occurred; (ii) the redemption date; (iii) the redemption price;
(iv) that such holder may, in the case of a Change of Control, elect to cause the Corporation to redeem all or any of the shares of Junior Preferred Stock held by such holder, or in the case of an Initial Public Offering, elect to cause the Corporation to redeem that portion of such holder's shares of Junior Preferred Stock as is determined by Section 5(b) of Subpart B hereof;
(v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem will cease to accrue on such redemption date.

              Upon receipt of such notice, the holder shall, within 20 days of receipt thereof, return such notice to the Corporation indicating the number of shares of Junior Preferred Stock such holder shall elect to cause the Corporation to redeem, if any.

              (e) In the case of a redemption pursuant to Sections 5(b) or 5(c) of Subpart B hereof, notice having been mailed as provided in Section 6(d) of Subpart B hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Junior Preferred Stock as the holder elects to cause the Corporation to redeem shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

              7.   CONVERSION UPON AN INITIAL PUBLIC OFFERING.

              (a) In the event the Corporation intends to consummate an Initial Public Offering, the holders of at least sixty percent (60%) of all shares of Junior Preferred Stock may demand (which demand shall be binding upon all holders of Junior Preferred Stock) that the Corporation convert all or any portion of the shares of Junior Preferred Stock then outstanding into Common Stock, such conversion to occur automatically upon the closing of an Initial Public Offering. The Corporation shall notify the holders of Junior Preferred Stock, not less than 20 nor more than 60 days prior to the filing of a "red herring" preliminary prospectus intended to be distributed publicly to commence marketing of its common stock, of its intention to consummate an Initial Public Offering. The requisite holders of Junior Preferred Stock must demand conversion within 10 days after delivery of the Corporation's notice (or within such longer period permitted by the Corporation and set forth in the Corporation's notice). In the event that less than all outstanding shares of Junior Preferred Stock are being converted, the shares to be converted shall be selected pro rata (with any fractional shares being rounded to the nearest whole share) according to the number of whole shares held by each holder of the Junior Preferred Stock. Each share of Junior Preferred Stock being converted shall convert into such number of shares of Common Stock as is equal to the Junior Preferred Liquidation Value per share, divided by the offering price of a share of Common Stock in the Initial Public Offering, with any fractional shares being redeemed by the Corporation for cash.

              (b) In the case of a conversion pursuant to Section 7(a) of Subpart B hereof, from and after the conversion date, dividends on such shares of Junior Preferred Stock as the holder elects to cause the Corporation to convert shall cease to accrue, the payment of any Accumulated and Unpaid Junior Preferred Dividends shall be deemed to be waived, and all rights of the holders thereof as holders of Junior Preferred Stock shall cease. Upon surrender in accordance with said notice of the certificates for any shares so converted (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be converted by the Corporation in accordance with the provisions of this Section 7. In case fewer than all the shares represented by any such certificate are converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof.

              8.   VOTING RIGHTS.

              (a) The holders of record of shares of Junior Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 8 or as otherwise provided by law.

              (b) Without the written consent of sixty percent (60%) of the outstanding shares of Junior Preferred Stock or the vote of holders of sixty percent (60%) of the outstanding shares of Junior Preferred Stock at a meeting of the holders of Junior Preferred Stock called for such purpose, in each case voting as a separate class, the Corporation will not (i) liquidate, dissolve, wind-up or otherwise discontinue the business of the Corporation unless contemporaneous therewith the Corporation redeems all outstanding shares of Junior Preferred Stock pursuant to Section 5(a) of Subpart B hereof;
(ii) amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Junior Preferred Stock ; (iii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Junior Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise (other than the Senior Preferred Stock, additional shares of Senior Preferred Stock or accretion to the liquidation value of the shares of Senior Preferred Stock in accordance with the terms of the Senior Preferred Stock and additional shares of Junior Preferred Stock issued upon exercise of the Warrants), or increase the authorized number of shares of any such class or series (other than accretion to the liquidation value of the shares of Senior Preferred Stock in accordance with the terms of the Senior Preferred Stock, additional shares of Senior Preferred Stock necessary to pay in kind accrued dividends on outstanding shares of Senior Preferred Stock and additional shares of Junior Preferred Stock issued upon the exercise of the Warrants), or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares or alter, amend or repeal any of the terms of any of the foregoing, except that the Corporation may, without such approval, create authorize and issue such prior or parity securities for the purpose of utilizing the proceeds from the issuance of such securities for the redemption or repurchase of all shares of Junior Preferred Stock in accordance with the terms hereof; or (iv) merge, consolidate, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets, property or business of the Corporation in one or more related transactions unless either (x) contemporaneous therewith the Corporation redeems all outstanding shares of Junior Preferred Stock pursuant to Section 5(a) of Subpart B hereof or (y) (A) the company surviving such merger or consolidation or to which such assets, property or business are sold, assigned, transferred, leased, conveyed or otherwise disposed of (the "Successor Company") is a corporation organized under the laws of a state of the United States or the District of Columbia; (B) the Junior Preferred Stock shall be converted into, or exchanged for, and shall become shares of the Successor Company having substantially the same powers, preferences, and relative privileges, rights and qualifications that the Junior Preferred Stock had immediately prior to such transaction; and (C) the Successor Company has a pro forma Consolidated Net Worth (immediately following any such transaction but prior to any purchase price accounting adjustments resulting from the transaction) at least equal to that of the Corporation immediately prior to such transaction.

              "CONSOLIDATED NET WORTH" means at any date and with respect to any Person, the consolidated stockholders' equity of such Person and its consolidated subsidiaries in accordance with generally accepted accounting principles.

              (c) In exercising the voting rights set forth in this Section 8, each share of Junior Preferred Stock shall have one vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Junior Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

              9.  GENERAL PROVISIONS.

              (a) The term "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

              (b) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

              (c) Each holder of Junior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in the terms of the Senior Preferred Stock and certain credit and financing agreements, including but not limited to the Bridge Loan Agreement and Credit Agreement, in each case as amended, modified or restated from time to time.

              "Credit Agreement" means the Credit Agreement between the Guitar Center Management Company, Inc. and Wells Fargo Bank, N.A. dated June 6, 1996.

                                  ARTICLE V

         The Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of the Corporation.

                                  ARTICLE VI

         To the fullest extend permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation. The Corporation shall indemnify such other persons as may be required by statute or by the bylaws of the Corporation.

                                  ARTICLE VII

         The liability of directors of the corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

         The Corporation is to have perpetual existence.

                                  ARTICLE IX

         The name and address of the incorporator of the Corporation is:

              Bruce Ross
              Guitar Center, Inc.
              5155 Clareton Drive
              Agoura Hills, CA 91301

                           ----------------------------------

         The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this _________ day of ____________, 1996.


                                  --------------------------------------------
                                  Bruce Ross